Exhibit 10.31

PROMISSORY NOTE

$1,792,974.00	September 26, 2006

FOR VALUE RECEIVED, Global Energy, Inc., an Ohio corporation, (“Maker”), hereby promises to pay to Industrial Construction Company, an Ohio corporation, (“Holder”), the principal sum of One Million Seven Hundred Ninety Two Thousand Nine Hundred Seventy Four Dollars ($1,792,974.00) at 10060 Brecksville Road, Brecksville, Ohio 44141 or at such other place as the Holder may direct in writing, with interest upon the unpaid balance at the rate of fourteen percent (14%) per annum until principal and interest have been paid in full.

The principal amount and interest will be due on the earlier of receipt of construction funding or bond sale proceeds for the Lima Energy IGCC project, or March 31, 2007.

This Note may be prepaid in full or in part at any time, without premium or penalty.

As of the date hereof, Holder confirms that the principal sum above represents the full amount of any balances, payables, or indebtedness due from Lima Energy Company or the Maker and includes the $250,000 fee not yet due as per Change Order Number 2.

In the event of default in payment according to the terms specified above, the entire unpaid balance of principal and interest shall become due and payable immediately, without notice, and Holder shall have all other rights and remedies provided by applicable law.

In the event that the Note is not paid when due, Maker shall also pay or reimburse Holder for all reasonable costs and expenses of collection, including, without limitation, reasonable attorneys’ fees.

The Maker waives demand, presentment, protest, notice of protest and notice of nonpayment or dishonor of this Note, and all defenses on the ground of any extensions of the time of payment of this Note that may be given by Holder.

This note shall be governed by and construed in accordance with the laws of the State of Ohio.

Any notices pursuant to this Note must be in writing and will be deemed effectively given to another party on the earliest of the date (a) three business days after such notice is sent by registered U.S. mail, return receipt requested, (b) one business day after receipt of confirmation if such notice is sent by facsimile, (c) one business day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one business day after delivery of such notice in person and (e) such notice

Maker:

Global Energy, Inc.

312 Walnut Street, Suite 2650

Cincinnati, OH 45202

Fax: 513-621-5947

Phone: 513-621-0077

Attn: H. H. Graves

Holder:

Industrial Construction Company

10060 Brecksville Road

Brecksville, OH 44141

Fax: 440-717-9570

Phone: 440-746-9200

Attn: Walter P. Kerr

The invalidity of one or more phrases, sentences, or clauses contained in this Note shall not affect the validity of the remaining portions of the Note, so long as the material purposes of this Note can be determined and effectuated.

IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officer as of the day and year first above written, and Holder has accepted this Note.

Maker:

GLOBAL ENERGY, INC.

By:	/s/ H. H. Graves
Name:	H. H. Graves
Title:	President & CEO